                       IN THE UNITED STATES DISTRICT COURT
                            FOR THE DISTRICT OF UTAH

Civil Action No.
UNITED STATES OF AMERICA,

                                   Plaintiff,

                                       v.

CHIEF CONSOLIDATED MINING COMPANY,

                                   Defendant.

                                   ----------

                                 CONSENT DECREE

                                   ----------

IX.      ACCESS, NOTICE TO SUCCESSORS, INSTITUTIONAL CONTROLS,

Attachment A   List of financial documents provided by Settling Defendant.
Attachment B   Map and identification of the Property owned by Settling
               Defendant.
Attachment C   Map and identification of Property on which the Response Action
               Structures, Repository, the Open Cells, Borrow Sources, and Water
               Sources are located.
Attachment D   Site map.
Attachment E   Form of easement.

                                  INTRODUCTION

     The Motion of the United States to Enter this Consent Decree came before the United States District Court for the District of Utah, the Honorable Senior
Judge Bruce S. Jenkins presiding, for a regularly scheduled hearing on January
24, 2005.

     Appearing before the Court at that proceeding were the following individuals:

          On behalf of the Plaintiff, United States: John N. Moscato, Trial
     Attorney, United States Department of Justice, and Suzanne J. Bohan,
     Enforcement Attorney, United States Environmental Protection Agency, and

          On behalf of the Defendant, Chief Consolidated Mining Company: Richard
     Schreiber, President and Director of Chief Consolidated Mining Company, and
     Sherman Young, Ivie and Young.

     Also present in the Courtroom at the time of the hearing were Laura
Lockhart,, Assistant Attorney General, Utah Attorney Generals Office and F. Alan
Fletcher, Acting Staff Attorney, Utah Division of Environmental Response and
Remediation.

     The Court heard evidence pertaining to Chief Consolidated Mining Company's financial condition from Richard Schreiber, Chief's President and a company
Director, received into evidence exhibits tendered by the United States to explain the foundation of the settlement, and accepted the representations of
Plaintiff's counsel pertaining to the terms, conditions, and requirements of the proposed Consent Decree.

     Based upon the United States' Memorandum in Support of Motion to Enter
(filed December 9, 2004), and upon the testimony educed, evidence and exhibits received into the record, and the representations of Plaintiff's counsel and for good cause shown, THE COURT HEREBY FINDS, CONCLUDES, ADJUDGES, AND DECREES AS
FOLLOWS:

                                       1A

                                  I. BACKGROUND

     WHEREAS, the United States of America ("United States"), on behalf of the
Administrator of the United States Environmental Protection Agency ("EPA"),
filed a complaint in this matter under Sections 107 and 113 of the Comprehensive
Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C.
Sections 9607 and 9613, as amended ("CERCLA"), seeking reimbursement from the
Settling Defendant of Response Costs incurred and to be incurred by EPA for response actions taken in connection with the release or threatened release of
Waste Materials at and from the Eureka Mills Superfund Site ("Site") located in
Juab County, Utah. The complaint, among other things, alleges that Settling
Defendant's liability under Section 107(a) of CERCLA, 42. U.S.C.Section 9607(a), arises from Settling Defendant's ownership of portions of the Site and Settling
Defendant's conduct of mining operations on portions of the Site;

     WHEREAS, in accordance with the National Contingency Plan, 40 C.F.R. Part
300 ("NCP"), and Section 121(f)(1)(F) of CERCLA, 42 U.S.C. Section
9621(f)(1)(F), EPA notified the State of Utah ("State") on July 7, 2003, of negotiations with potentially responsible parties regarding the implementation of the response actions for the Site and has provided the State with an opportunity to participate in such negotiations and be a party to this Consent
Decree;

     WHEREAS, Chief Consolidated Mining Company ("Settling Defendant") has
entered into this Consent Decree without admitting any liability to Plaintiff arising out of the transactions or occurrences alleged by Plaintiff in its complaint;

                                       1

     WHEREAS, in accordance with Section 122(j)(1) of CERCLA, 42 U.S.C. Section
9622(j)(1), EPA notified the U.S. Department of Interior natural resource trustee on February 13, 2003, of negotiations with potentially responsible parties regarding the release of Waste Material that may have resulted in injury to the natural resources under Federal trusteeship and encouraged the trustee to participate in the negotiation of this Consent Decree;

     WHEREAS, pursuant to Section 105 of CERCLA, 42 U.S.C. Section 9605, EPA
placed the Site on the National Priorities List, set forth at 40 C.F.R. Part
300, attachment B, by publication in the Federal Register on September 5, 2002,
67 Fed. Reg. 56757 (Sept. 5, 2002);

     WHEREAS, in response to a release or a substantial threat of a release of
Waste Material(s) at or from the Site, EPA commenced in January 2001, a Remedial
Investigation and Feasibility Study ("RI/FS") for the Site pursuant to 40 C.F.R.
Section 300.430;

     WHEREAS, EPA completed a Remedial Investigation ("RI") Report and draft final Feasibility Study ("FS") Report on July 23, 2002;

     WHEREAS, pursuant to Section 117 of CERCLA, 42 U.S.C. Section 9617, EPA
published notice of the completion of the FS and of the proposed plan for response actions on July 19, 2002, in a major local newspaper of general circulation. EPA provided an opportunity for written and oral comments from the public on the proposed response action plan and held a public meeting to discuss the plan. A copy of the transcript of the public meeting is available to the public as part of the administrative record upon which EPA based the selection of the response action. The administrative record for the Site is located at the
EPA Region 8 Superfund Records Center, 999 18th Street, Suite 300, Denver,
Colorado 80202 and at Eureka City Hall, 15

                                        2

North Church Street, Eureka, Utah;

     WHEREAS, the final Feasability Study was completed on September 1, 2002;

     WHEREAS, the decision by EPA on the response actions to be implemented at the Site is embodied in two Records of Decision ("RODs") on which the State has given its concurrence. The RODs include responsiveness summaries to the public comments. Notice of the selected response actions was published in accordance with Section 117(b) of CERCLA on October 18, 2002, in The Eureka Reporter;

     WHEREAS, the United States has reviewed the Financial Information submitted by Settling Defendant to determine whether Settling Defendant is financially able to reimburse EPA for Response Costs incurred by EPA at the Site and based upon its review of this Financial Information, identified in Attachment A, the
United States has determined that Settling Defendant is presently unable to pay response costs, but is able to provide the contributions as required under
Section VIII (In Kind Contributions Provided by Settling Defendant) and may also be able to make future payments reimbursing EPA for Response Costs depending on
Settling Defendant's continued viability;

     WHEREAS, in 2001 and 2002, to facilitate the EPA Time Critical Removal
Action, Settling Defendant voluntarily made available to EPA borrow material, the use of its water rights, and the use of the Chief No. 1 Mine as a repository for contaminated soils from residential properties and, beginning in August
2003, use of space adjacent to the Chief No. 1 Mine as a storage and staging area for the Remedial Actions; and

                                       3

     WHEREAS, the United States and Settling Defendant agree, and this Court by entering this Consent Decree finds, that this Consent Decree has been negotiated by the Parties in good faith, that settlement of this matter will avoid prolonged and complicated litigation between the Parties, and that this Consent
Decree is fair, reasonable, and in the public interest.

     THEREFORE, with the consent of the Parties to this Consent Decree, it is
ORDERED, ADJUDGED, AND DECREED:

                                II. JURISDICTION

     1. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. Sections 1331 and 1345, and 42 U.S.C. Sections 9606, 9607,
and 9613(b). This Court also has personal jurisdiction over the Settling
Defendant. Solely for the purposes of this Consent Decree and the underlying complaint, Settling Defendant waives all objections and defenses that it may have to jurisdiction of the Court or to venue in this District. Settling
Defendant hereby agrees not to challenge the entry of this Consent Decree or this Court's jurisdiction to enter and enforce this Consent Decree.

                               III. PARTIES BOUND

     2. This Consent Decree is binding upon the United States and upon Settling
Defendant and Settling Defendant's successors and assigns. Any change in
Settling Defendant's corporate ownership or legal status shall in no way alter responsibilities of Settling Defendant under this Consent Decree. 1.

     3. Settling Defendant agrees to provide to EPA notice of any change in corporate ownership or legal status, including but not limited to any voluntary proceeding in bankruptcy, at

                                       4

least thirty (30) days prior to any such event. If involuntary bankruptcy proceedings are initiated, Settling Defendant shall immediately provide EPA notice of such proceedings. Notice required by this paragraph shall be made in accordance with Section XVIII (Notices and Submissions) of this Consent Decree.

                                 IV. DEFINITIONS

     4. Unless otherwise expressly defined herein, terms used in this Consent
Decree which are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in CERCLA or in such regulations.
Whenever terms listed below are used in this Consent Decree or in any
Attachment, the following definitions shall apply:

     a. "BORROW MATERIAL" shall mean filter material, riprap, road base, sand, gravel, cobble, top soil, clay, fill, and boulders.

     b. "CERCLA" shall mean the Comprehensive Environmental Response,
     Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections
     9601, et seq.

     c. "CONSENT DECREE" shall mean this Consent Decree and all attachments affixed hereto. In the event of conflict between this Consent Decree and any attachment, the Consent Decree shall control.

     d. "DAY" shall mean a calendar day. In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday,
     State or federal holiday, the period shall run until the close of business of the next working day.

     e. "DESIGNEES" shall mean those parties performing portions of the Response
     Actions at this Site under EPA's direction.

                                        5

     f. "DOJ" shall mean the United States Department of Justice and any successor departments, agencies, or instrumentalities of the United States.

     g. "EFFECTIVE DATE" shall be the date this Consent Decree is entered by the
     Court.

     h. "EPA" shall mean the United States Environmental Protection Agency and any successor departments, agencies or instrumentalities of the United
     States.

     i. "EPA HAZARDOUS SUBSTANCE SUPERFUND" shall mean the Hazardous Substance
     Superfund established by the Internal Revenue Code, 26 U.S.C. Sections
     9507.

     j. "FINANCIAL INFORMATION" shall mean those financial documents provided by the Settling Defendant to EPA which are listed in Attachment A.

     k. "INTEREST" shall mean interest at the rate specified for interest on investments of the EPA Hazardous Substance Superfund established by 26
     U.S.C. Section 9507, compounded annually on October 1 of each year, in accordance with 42 U.S.C. Section 9607(a). The applicable rate of interest shall be the rate in effect at the time the interest accrues. The rate of interest is subject to change on October 1 of each year.

     l. "INSTITUTIONAL CONTROLS" shall mean any controls developed by EPA to implement, monitor, and maintain the Response Actions selected for this
     Site. Institutional Controls may include, but are not limited to: (i)
     mandatory controls which require actions necessary to protect or maintain the Response Actions; (ii) prohibitions which limit activities or land use that would disturb Waste Material or make Waste Material more available to or mobile in the environment; or (iii) prohibitions or limitations on activities that would compromise the integrity of the Response Actions.

                                        6

     Institutional Controls may be enforced at the Site through State, county, or municipal codes, regulations, or laws.

     m. "NATIONAL CONTINGENCY PLAN" or "NCP" shall mean the National Oil and
     Hazardous Substances Pollution Contingency Plan promulgated pursuant to
     Section 105 of CERCLA, 42 U.S.C. Section 9605, codified at 40 C.F.R. Part
     300, and any amendments thereto.

     n. "NET SALES PROCEEDS" shall mean the total value of all consideration received by Settling Defendant for each Transfer (or if the consideration cannot be determined, the Fair Market Value) less (i.) the balance of
     Settling Defendant's mortgage, (ii.) closing costs limited to those reasonably incurred and actually paid by Settling Defendant associated with the Transfer, (iii.) federal, state, or local taxes owed on Transfer proceeds, and (iv.) satisfaction of valid outstanding liens. Settling
     Defendant shall provide EPA with documentation sufficient to show the total value of all consideration received by Settling Defendant for each Transfer
     (or if the consideration cannot be determined, the Fair Market Value) at the time of each Transfer, the amount of the proceeds of the Transfer, and the amounts corresponding to items (i.) through (iv.) above. The documentation shall include, either as part of the report or separately, a tax statement showing the assessed valuation for each of the three years immediately preceding the Transfer. Any notice(s) or documentation required by this subparagraph shall be provided to EPA by Settling Defendant in accordance with Section XVIII (Notices and Submissions) of this Consent
     Decree.

                                        7

     o. "OPEN CELLS" shall mean those portions of the Property, including a buffer around the disposal area, an access road, and erosion control areas, used for the disposal of Waste Material after completion of the construction phase of the Response Actions. The Open Cells are located in the areas identified in Attachment C.

     p. "PARAGRAPH" shall mean a portion of this Consent Decree identified by an arabic numeral or an upper or lower case letter.

     q. "PARTIES" shall mean the United States and the Settling Defendant.

     r. "PLAINTIFF" shall mean the United States.

     s. "PROPERTY" shall mean the real property identified in Attachment B.
     Settling Defendant shall be responsible for preparing Attachment B and submitting it to EPA within 4 months of the Effective Date of this Consent
     Decree. Upon approval by EPA, EPA will file Attachment B with the Court.

     t. "REMOVAL ACTION" shall mean the actions authorized by the Action
     Memorandum dated May 29, 2001.

     u. "REMEDIAL ACTION" shall mean the actions identified in the Record of
     Decision for Lead Contaminated Soils in Operable Units 00, 01, 02 and 03
     ("OUs") of the Eureka Mills Superfund Site dated September 2002; and the remedial action identified in the Record of Decision for Early Interim
     Action dated September 2002.

     v. "REMEDIAL ACTION WORK PLAN" or "RAWP" shall mean the remedial design and drawings for the Remedial Actions for Operable Units 00, 01, 02, & 03,
     including all related plans and criteria for implementing the Response
     Actions. The RAWP was

                                        8

     approved by EPA in May 2003.

     w. "REPOSITORY" shall mean that portion of the Property on and adjacent to
     Chief Mine No.1 used for disposal of Waste Material by EPA or its Designees during the construction phase of the Response Actions, including a buffer around the disposal area, an access road, and erosion control areas. The
     Repository is located in the area identified in Attachment C.

     x. "RESPONSE ACTIONS" shall mean the Remedial and Removal Actions collectively.

     y. "RESPONSE ACTION STRUCTURES" shall mean such man-made terrain features or contours or structures identified in the RAWP, to be constructed by EPA or its Designees on the Property. Such features or structures may include, but are not limited to, access control features, boulders, fencing, gates, roadways, retaining walls, drainages, sedimentation basins, and caps placed over Waste Material. Attachment C contains a map depicting those portions of Settling Defendant's Property upon which EPA plans to place Response
     Action Structures.

     z. "RESPONSE COSTS" shall mean all costs of response as the term is defined by Section 101(25) of CERCLA, 42 U.S.C. Section 9601(25), related to the
     Eureka Mills Superfund Site, plus accrued Interest on all such costs, incurred by the United States. aa. "SECTION" shall mean a portion of this
     Consent Decree identified by a Roman numeral.

     bb. "SETTLING DEFENDANT" shall mean Chief Consolidated Mining Company and its successors or assigns.

                                        9

     cc. "SITE" shall mean the Eureka Mills Superfund Site, located in central
     Utah, approximately 80 miles southwest of Salt Lake City and encompassing the City of Eureka and adjacent unincorporated areas of Juab County and
     Utah County. The Site boundaries are generally depicted in Attachment D.

     dd. "STATE" or "UDEQ" shall mean the State of Utah, Department of
     Environmental Quality.

     ee. "TRANSFER" shall mean each sale, assignment, transfer or exchange by
     Settling Defendant (or its successors) of any Property, or any portion thereof, where title is transferred and payment is received in consideration, or is transferred involuntarily by operation of law, including foreclosure and its equivalents following default on the indebtedness secured, in whole or in part, by the Property, including, but not limited to, a deed or other assignment in lieu of foreclosure.

     ff. "UNITED STATES" shall mean the United States of America, including its departments, agencies and instrumentalities.

     gg. "WASTE MATERIAL" shall mean: (1) any "hazardous substance" under
     Section 101(14) of CERCLA, 42 U.S.C. Section 9601(14); (2) any "pollutant or contaminant" under Section 101(33) of CERCLA, 42 U.S.C. Section
     9601(33); and (3) any "solid waste" under Section 1004(27) of the Resource
     Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6903(27).

                                       10

                             V. STATEMENT OF PURPOSE

     5. The objectives of the Parties in entering into this Consent Decree are to protect public health, and welfare and the environment at the Site through the implementation of the Response Actions and to resolve the Plaintiff's claims against Settling Defendant as provided in this Consent Decree.

                       VI. COMPLIANCE WITH CONSENT DECREE

     6. Settling Defendant shall comply with all terms, conditions, and obligations specified in this Consent Decree. All activities undertaken by
Settling Defendant pursuant to this Consent Decree shall be performed in accordance with all requirements of Federal and State law.

     STIPULATED PENALTIES

     7. If Settling Defendant fails to pay Response Costs in accordance with
Section VII (Payment of Response Costs), fails to provide the in-kind contributions in accordance with Section VIII (In Kind Contributions Provided by
Settling Defendant), fails to comply with the requirements of Section IX
(Access, Notice to Successors, Institutional Controls, Deed Restrictions, and
Change in Use), or otherwise fails to comply with any other provision of this
Consent Decree, Settling Defendant shall be in violation of this Consent Decree and shall pay, as a stipulated penalty, the following amounts for each day of each violation:

     a. For the first (1st) through the fourteenth (14th) day, two hundred and fifty dollars ($250.00) per day/per violation;

     b. For the fifteenth (15th) through the thirtieth (30th) day, five hundred dollars ($500.00) per day/per violation; and

                                       11

     c. For the thirty-first day (31st) and beyond, one thousand dollars
     ($1,000.00) per day/per violation.

     8. Stipulated penalties are due and payable within thirty (30) days of the date of the demand for payment of the penalties by EPA. All payments to EPA under this Section shall be identified as "stipulated penalties" and shall be made by wire transfer as specified in Paragraph 24.

     9. Stipulated penalties shall accrue as provided in this Section regardless of whether EPA has notified Settling Defendant of the violation or made a demand for payment, but need only be paid upon demand. All stipulated penalties shall begin to accrue on the day performance is due or on the day a violation occurs, and shall continue to accrue through the date of payment under Paragraph 24 or the final day of correction of the noncompliance or completion of the activity.
Nothing herein shall prevent the simultaneous accrual of separate penalties for separate violations of this Consent Decree.

     10. If the United States brings an action to enforce this Consent Decree and prevails, Settling Defendant shall reimburse the United States for all costs of such action, including, but not limited to, costs of attorney time.

     11. Payments made under this Section shall be in addition to any other remedies or sanctions available to Plaintiff by virtue of Settling Defendant's failure to comply with the requirements of this Consent Decree.

     12. Notwithstanding any other provision of this Section, the United States, in its sole discretion, may waive payment of any portion of the stipulated penalties that have accrued

                                       12

pursuant to this Consent Decree. Payment of stipulated penalties shall not excuse Settling Defendant from performance of any other requirements of this
Consent Decree.

                         VII. PAYMENT OF RESPONSE COSTS

     CONFESSION OF JUDGMENT

     13. Settling Defendant hereby agrees and confesses to a judgment against
Settling Defendant and in favor of EPA in the amount of sixty million dollars
($60,000,000.00). Within fifteen (15) days of the Effective Date of this Consent
Decree, Settling Defendant shall file this judgement as and where necessary to preserve secured creditor status in favor of EPA. This judgement shall remain in effect until Settling Defendant has complied with all requirements in this
Consent Decree. Payments made by Settling Defendant pursuant to this Consent
Decree shall, in the aggregate, not exceed the judgment amount. Additionally:

     a. The Settling Defendant agrees to use "best efforts" to satisfy the foregoing judgment by obtaining any available indemnification or recovery from all applicable insurance policies held by Settling Defendant, its predecessors in interest, or affiliates. For the purposes of this sub paragraph, "best efforts" means: i.) identifying all applicable insurance policies; ii.) identifying the terms, conditions, and limits of coverage under those policies; iii.) asserting and diligently pursuing claim(s) for coverage under those policies; iv.) negotiating or, if reasonable, litigating to obtain the most favorable resolution of claims under those policies as is reasonable; and v.) and, when appropriate, obtaining a competent professional's services to assist in the foregoing;

                                       13

     b. After deducting reasonable fees and costs directly related to the pursuit of coverage, 70% of all proceeds from Settling Defendant's insurance policies shall be paid to the United States as specified in
     Paragraph 24 within thirty (30) days of Settling Defendant's receipt of such funds; and

     c. Until all claims are exhausted by Settling Defendant, Settling Defendant shall provide a report to the United States in accordance with Section
     XVIII (Notice and Submissions) each year for five years after the Effective
     Date of this Consent Decree detailing the insurance claims Settling
     Defendant is pursuing, actions taken by Settling Defendant to secure recovery, and any recovery obtained.

     TRANSFER OF PROPERTY

     14. Upon filing of Attachment B of this Consent Decree with the Court pursuant to Paragraph 4.s. of this Consent Decree, Settling Defendant shall begin using its best efforts ("Best Efforts") to sell its Property, other than the Property upon which the Repository, Open Cells, Response Action Structures,
Water Source, or Borrow Source are located. Upon the Transfer of any portion of the Property, Settling Defendant shall pay to the EPA, one hundred percent
(100%) of the Net Sales Proceeds of any Transfer to EPA until EPA has received a total of three hundred and fifty thousand dollars ($350,000.00). For all
Transfers of Property thereafter, Settling Defendant shall pay to the EPA, fifty percent (50%) of the Net Sales Proceeds of any Transfer.

     15. Settling Defendant shall make all necessary arrangements with the title company or other entity conducting the closing on any Transfer to pay to EPA the amounts specified in

                                       14

Paragraph 14 within thirty (30) days after any closing. Until the wire transfer of funds to the Special Account is completed pursuant to Paragraph 24, all Net
Sales Proceeds shall be held in an escrow account for the benefit of the EPA by the title company or other entity conducting the closing. In the event there is any dispute with regard to the amounts owed EPA under this Section, the disputed portions of the funds shall be held in escrow for the benefit of the Parties pending resolution of the dispute in accordance with Section XVI (Dispute
Resolution).

     16. Where any Transfer is for a sum less than the tax assessed value of the
Property, or where any Transfer exceeds a total of more than 1,000 acres,
Settling Defendant shall provide notice to EPA at least thirty (30) days in advance of said Transfer. For such Transfers, EPA in its sole discretion, may require Settling Defendant to submit an appraisal of the Property subject to the
Transfer that is performed by an independent appraiser, upon generally recognized appraisal assumptions at least thirty (30) days in advance of said
Transfer. EPA may object to the Transfer based on the proposed sale price. Any such dispute shall be resolved in accordance with Section XVI (Dispute
Resolution).

     17. For the purposes of Paragraph 14, Best Efforts to sell the Property shall include, but not be limited to:

     a. Ensuring that the Property is sold for the highest price;

     b. Employing a real estate agent or broker who is licensed in the State of
     Utah and who shall follow the usual and normal practices for selling real estate, including, for example, listing the Property in one or more real estate listing services regularly used by

                                       15

     real estate agents, brokers, and others and using other reasonable means to ensure that the availability for sale is known to potential buyers;

     c. Responding to the reasonable inquiries of prospective buyers;

     d. Maintaining the Property in a condition suitable for exhibition to prospective buyers;

     e. Allowing the Property to be shown at all reasonable times; and

     f. Assisting the broker, dealer or agent in any other reasonable way requested in an effort to sell the Property.

     18. If any portion of the Property (except the Property upon which the
Repository, Open Cells, Response Action Structures, Water Source or Borrow
Sources are located) is not sold by the fifth anniversary of entry of this
Consent Decree, Settling Defendant agrees to auction the Property (except
Property upon which the Repository, Open Cells, Response Action Structures,
Water Source, or Borrow Sources are located) to the highest bidder. Settling
Defendant agrees to engage a professional auctioneer and to fully publicize the auction, by means of daily advertisements in local newspapers for thirty (30)
days preceding the auction, as well as by all other appropriate and customary means. Auction proceeds shall be paid to EPA within thirty (30) days of any
Transfer in the amounts specified in Paragraph 14 and in accordance with the payment provisions specified in Paragraph 24.

     19. Settling Defendant shall timely provide to EPA and DOJ copies of all advertising published with respect to the Property, indicating when such advertising was displayed. Copies

                                       16

shall be considered timely if the copies of the advertising were sent to EPA and
DOJ within thirty (30) days after such advertising was displayed.

     20. At least thirty (30) days prior to any Transfer of the Property by
Settling Defendant, Settling Defendant shall notify EPA of the proposed
Transfer, which notice shall include: (i) a description of the real estate to be sold; (ii) the identity of the successor-in-interest; (iii) the terms of the
Transfer, including the estimated closing costs, the consideration to be paid and a copy of the Transfer agreement; (iv) the name and address of the title company or other entity conducting the closing; and (v) the date on which the successor-in-interest was given notice of the requirements of this Consent
Decree. Settling Defendant shall notify EPA of the completion of the Transfer within ten (10) days after the date of closing and shall include with such notification a copy of the closing binder, including final executed documentation for the conveyance and a work sheet setting forth the Net Sales
Proceeds and the amount payable to EPA.

     21. Unless the United States and Settling Defendant agree in writing otherwise, Settling Defendant shall not hold a mortgage or other security interest from any purchaser of the Property and Settling Defendant shall ensure that any contract for sale of any Property requires that the closing occur within sixty (60) days of satisfaction of all contingencies of the contract. If
EPA and the Settling Defendant agree, the procedures and timetables set forth in
Section VII of this Consent Decree (Payment of Response Costs) may be altered or amended by EPA in writing without modification pursuant to Section XVII of this
Consent Decree (Modification).

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     FUTURE EARNINGS

     22. In addition to any other payment required under this Consent Decree, beginning upon the Effective Date of this Consent Decree and for a period of five (5) years thereafter, Settling Defendant shall upon the occurrence of either of the following conditions make the additional payments set forth below:

     a. Settling Defendant will reimburse the United States in an amount equal to fifteen percent (15%) of Settling Defendant's net income in excess of two million dollars ($2,000,000.00) during any calendar year. Such payments will be due within thirty (30) days of the close of Settling Defendant's fourth financial quarter. If Settling Defendant's fourth financial quarter falls after the five year period specified in Paragraph 22, Settling
     Defendant's payment shall be prorated to include only that portion of net income generated within the five year period. Settling Defendant shall make all payments required by this subsection in accordance with Paragraph 24;
     and

     b. Settling Defendant will reimburse the United States in an amount equal fifteen percent (15%) of the net proceeds received upon the sale of Chief
     Consolidated Mining Company or, alternatively, the sale of substantially all of Chief Consolidated Mining Company's assets in excess of two million dollars ($2,000,000.00). Such payments will be due within thirty (30) days of the close of any such sale. Settling Defendant shall make all payments required by this subsection in accordance with Paragraph 24.

     23. Settling Defendant's annual net income is to be determined from
Settling Defendant's audited financial statements that are prepared in accordance with Generally

                                       18

Accepted Accounting Principles and Generally Accepted Auditing Standards.
Beginning upon the Effective Date of this Consent Decree and for a period of five (5) years thereafter, Settling Defendant shall provide to EPA, a copy of
Settling Defendant's audited financial statements. If no audited statements are prepared, Settling Defendant shall submit a sworn statement of Settling
Defendant's assets, equities, and liabilities accompanied by a description of its current financial condition.

     24. Payment shall be made to EPA by Electronic Funds Transfer ("EFT") in the following manner: Wire transfers must be sent directly to the Federal
Reserve bank in New York, New York, with the following information:
ABA=021030004; TREAS NYC/CTR/; BNF=/AC-68011008. To ensure that payment is made to the proper account, each transfer shall reference the name and address of the party making payment, the Site name (Eureka Mills Superfund Site), the EPA
Region and Site Spill ID Number (#08-CF), and the EPA Docket Number for this action (*****). At the time of payment, Settling Defendant shall send notice that such payment has been made to:

                                Mike Rudy, 8ENF-T
                      U.S. Environmental Protection Agency
                           999 18th Street, Suite 300
                           Denver, Colorado 80202-2466

     25. Any amount to be paid pursuant to Paragraph 24 of this Consent Decree by the Settling Defendant shall be deposited in the Eureka Mills Site Special
Account within the EPA Hazardous Substance Superfund to be retained and used to conduct or finance EPA's and its Designee's and the State's actions at or in connection with the Site. Any balance remaining in

                                       19

the Eureka Mills Site Special Account at the completion of EPA's and its
Designee's and the State's actions at the Site shall be transferred by EPA to the EPA Hazardous Substance Superfund.

     26. Any notice, submission or documentation required by this Section shall be submitted in accordance with Section XVIII (Notice and Submissions).

     VIII. IN KIND CONTRIBUTIONS PROVIDED BY SETTLING DEFENDANT

          BORROW MATERIALS

     27. Settling Defendant hereby agrees to allow EPA and its Designees to extract and remove Borrow Materials for use in connection with the Response
Actions under the terms and conditions specified in this Paragraph.

     a. Location. Settling Defendant shall provide to EPA and its Designees sole use of the Borrow Material from the source(s) depicted in the map at
     Attachment C ("Borrow Source").

     b. Quantity and Quality of Borrow Material. Settling Defendant shall provide to EPA and its Designees Borrow Material of up to 250,000 cubic yards of top soil and up to 335,000 cubic yards of select fill and base material from the Borrow Source as needed for use in connection with the
     Response Actions. The Borrow Material provided by Settling Defendant shall be free of Waste Material(s) and shall meet the material property requirements contained in the RAWP. EPA and its Designees, in their sole discretion, may reject any Borrow Material tendered by Settling Defendant if contaminants are detected, if deleterious materials are present, if development of the Borrow Source is not

                                       20

     economically feasible, or if the Borrow Material does not otherwise meet the material property requirements specified in the RAWP.

     c. Access. Commencing upon the Effective Date of this Decree and continuing uninterrupted until completion of the Response Actions, Settling Defendant hereby grants EPA, EPA's Designees and the State an irrevocable right of access to the Borrow Source 24-hours per day, 365 days per year for all purposes related to the implementation of Paragraph 27 including but not limited to: access to conduct sampling; access to conduct historical surveys or archeological investigations; access to extract, prepare, and ship Borrow Material; access to electrical power; access to water; or
     access for activities related to the restoration of the Borrow Source areas.

     d. Improvements and Operations. Settling Defendant shall allow EPA and its
     Designees to use and improve the Borrow Source as is necessary to fulfill the purposes of Paragraph 27, including but not limited to, the following:

          i. Installation of erosion prevention measures;

          ii. Construction of roadways, storage areas, staging areas, and such other facilities on Property proximate to the Borrow Source as are needed to sample, extract, prepare and transport Borrow Materials;

          iii. Improvements as may be required to access and use water at the
          Borrow Source for any purpose required to implement Paragraph 27 of this Consent Decree; and

                                       21

          iv. Improvements as may be required to access and use electric power source(s) at the Borrow Source for any purpose required to implement
          Paragraph 27 of this Consent Decree. EPA and its Designees shall pay all utility fees related to their use of any electric power source(s)
          on the Property.

     e. Security. Settling Defendant shall allow EPA and its Designees the right to secure the Borrow Source, including the right to restrict access to and use of the Borrow Source in a manner consistent with this Consent Decree

     f. Termination of Use. Use of the Borrow Source shall continue until no longer necessary to implement the Response Actions. Upon termination, the
     Borrow Source shall be decommissioned in accordance with the RAWP and applicable State of Utah restoration requirements.

          REPOSITORY AND OPEN CELLS

     28. Settling Defendant hereby grants EPA and its Designees an irrevocable right to access, construct, operate, and close the Repository on the Property.
Settling Defendant further grants EPA and its Designees with an irrevocable right to access, construct, and operate the two Open Cells on the Property identified in Attachment C for the permanent disposal of Waste Materials excavated from the Site where required by Institutional Controls.

     a. Improvements and Operations. Settling Defendant shall allow EPA and its
     Designees to use and improve the property on which the Repository and Open
     Cells are located as is necessary to fulfill the purposes of Paragraph 28, including, but not limited to, the following:

                                       22

          i. Installation of erosion prevention measures;

          ii. Construction of roadways, storage areas, staging areas, and such other facilities on Property proximate to the Repository and Open
          Cells as are needed;

          iii. Improvements as may be required to access and use water at the
          Repository and Open Cells for any purpose required to implement
          Paragraph 28 of this Consent Decree; and

          iv. Improvements as may be required to access and use electric power source(s) at the Repository and Open Cells for any purpose required to implement Paragraph 28 of this Consent Decree. EPA and its Designees shall pay all utility fees related to their use of any electric power source(s) on the Property.

     b. Security. Settling Defendant shall allow EPA and its Designees the right to secure the Repository and Open Cells, including the right to restrict access to and use of the Repository and Open Cells in a manner consistent with this Consent Decree.

     c. Repository Access. Commencing upon the Effective Date of this Decree and continuing uninterrupted until EPA or its Designees close the Repository,
     Settling Defendant hereby grants EPA, EPA's Designees and the State an irrevokable right of access to the Repository 24-hours per day, 365 days per year for all purposes related to the implementation of Paragraph 28 including but not limited to access for: sampling; historical surveys or archeological investigations; construction, operation, maintenance, inspection, closure and post closure care of the Repository; and access to electrical power and water on the Repository Property. After closure of the
     Repository, Settling

                                       23

     Defendant hereby grants EPA, EPA's Designees and the State an irrevokable right of access at all reasonable times to the Repository and Repository
     Property for all purposes necessary to ensure compliance with this Consent
     Decree.

     d. Open Cell Access. Upon receipt of notice from EPA pursuant to Paragraph
     29 and Section XVIII of this Consent Decree (Notices and Submissions),
     Settling Defendant hereby grants EPA, EPA's Designees and the State an irrevokable right of access to the Open Cells, 24-hours per day, 365 days per year for all purposes related to the implementation of Paragraph 28 including but not limited to access for: sampling; historical surveys or archeological investigations; construction, operation, maintenance, inspection, closure and post closure care of the Open Cells; and access to electrical power and water on the Open Cells Property. This right of use and access shall continue until use of the Open Cells is no longer required to implement Institutional Controls at the Site. After such time, Settling
     Defendant hereby grants EPA, EPA's Designees and the State an irrevokable right of access at all reasonable times to the Open Cells for all purposes necessary to ensure compliance with this Consent Decree.

     e. Termination of Use of the Repository. Upon termination of the construction phase of the Response Actions, EPA or its Designees shall close the Repository in accordance with the RAWP and applicable State of
     Utah restoration requirements.

     f. Termination of Use of the Open Cell. Use of the Open Cells shall continue until no longer required to implement Institutional Controls at the Site. When an Open Cell

                                       24

     reaches capacity, EPA or its Designees shall close that Open Cell in accordance with the RAWP and applicable State of Utah restoration requirements.

     29. EPA shall provide notice to Settling Defendant pursuant to Section
XVIII of this Consent Decree (Notices and Submissions) when it becomes necessary to begin operation of the Repository. The notice provided by EPA shall contain a plat and written description depicting the location and configuration of the
Repository together with any covenants or restrictions necessary for the inspection, maintenance, repair, or operation of the Repository. Settling
Defendant shall execute and record, in accordance with Paragraphs 40 - 43, in the Office of the Juab County Recorder, an easement, running with the land in the chain of title for the Property upon which the Repository is located granting to EPA the covenants and restrictions set forth in EPA's notice.

     30. When it becomes necessary to construct and begin operation of the first or second Open Cell, EPA will provide notice(s) to Settling Defendant in accordance Section XVIII of this Consent Decree (Notices and Submissions). In accordance with Paragraphs 40 - 43, Settling Defendant shall record an easement, running with the land, in the chain of title for the Property upon which the first or second Open Cell is located granting to EPA the covenants and restrictions set forth in EPA's notice(s).

     RESPONSE ACTION STRUCTURES

     31. Settling Defendant hereby agrees to grant EPA, its Designees, and the
State the right to enter onto the Property identified in Attachment C to construct and maintain on that Property such Response Action Structures as are necessary to implement the Response Actions.

                                       25

     a. Access. Commencing upon the Effective Date of this Decree and continuing uninterrupted until completion of construction of the Response Action
     Structures, Settling Defendant hereby grants EPA, EPA's Designees and the
     State an irrevokable right of access to the Property described in
     Attachment C, 24-hours per day, 365 days per year for all purposes related to the implementation of Paragraph 31 including but not limited to: access to conduct sampling; access to conduct historical surveys or archeological investigations; and access to construct, improve, inspect or operate
     Response Action Structures.

     32. Upon completion of construction of each Response Action Structure, EPA shall provide notice to Settling Defendant pursuant to Section XVIII of this
Consent Decree (Notices and Submissions). The notice provided by EPA shall contain a plat and written description depicting the location and configuration of the Response Action Structure(s) as built together with any covenants or restrictions necessary for the inspection, maintenance, repair, or operation of said structure. Settling Defendant, in accordance with Paragraphs 40 - 43, shall execute and record in the chain of title for the Property upon which each
Response Action Structure is located, in the Office of the Juab County Recorder, an easement, running with the land, granting to EPA and the State the covenants or restrictions set forth in EPA's notice.

     STORAGE SPACE

     33. Settling Defendant hereby grants to EPA the continued use of the
Quonset hut identified by coordinate S8 on Drawing C2-3 of the RAWP, Volume IV,
Appendix D, and adjacent land for the storage of equipment, materials and staging activities, and the location of an

                                       26

on Site office for the duration of the Response Actions free of any charge, rent or fee until the Response Actions are completed.

     WATER

     34. Settling Defendant agrees to provide water to EPA and its Designees under the terms and conditions specified in this Paragraph for any purpose necessary to implement the Response Actions. Such uses may include, but are not limited to, the re-vegetation and restoration of remediated properties or
Site-wide dust suppression. Settling Defendant shall secure all legal rights necessary to fully implement the terms and conditions of this Paragraph.

     a. Representation of Interest. Settling Defendant represents that as of the
     Effective Date of this Consent Decree it has all such water rights as are described in Attachment C.

     b. Location. Settling Defendant shall provide water to EPA and its
     Designees at the location as depicted in the map attached as Attachment C
     (the "Water Source").

     c. Water Quantity and Quality. Settling Defendant shall allow EPA and its
     Designees to extract water in such quantities as needed for the Remedial
     Actions from the Water Source. EPA's right to access and use the Water
     Source shall commence upon the Effective Date of this Consent Decree and terminate at completion of the Response Actions.

     d. Access. Settling Defendant shall provide to EPA, EPA's Designees and the
     State unrestricted access, 24- hours per day for 365 days per year, to the
     Water Source for such uses as are allowed under Paragraph 34 and shall further provide access for the

                                       27

     inspection, operation, installation, improvement, testing, maintenance, and decommissioning of the Water Source.

     e. Improvements and Uses. Settling Defendant shall allow EPA and its
     Designees to improve the Water Source and Property adjacent to the Water
     Source as necessary to secure the uses permitted under Paragraph 34. Such improvements may include, but are not limited to:

          i. The placement of roads for vehicular access to and from adjacent streets and highways to the Water Source;

          ii. The placement of a staging area(s) in a location proximate to the
          Water Source;

          iii. The use of any existing storage tank(s) or pipeline(s) on the
          Property upon which the Water Source is located;

          iv. The placement of water or fuel storage tanks on the Property proximate to the Water Source;

          v. Access to any electric power on the Property proximate to the Water
          Source and permission to improve existing electrical power facilities as necessary to develop and operate the Water Source;

          vi. The placement of a temporary waterline from the Water Source to adjacent roads and highways; and

                                       28

          vii. The right to improve the Water Source's well head, well casing, or any pump existent on the Effective Date as necessary to secure the uses permitted under Paragraph 34.

     f. Security. Settling Defendant shall allow EPA and its Designees the right to secure the Water Source, including the right to restrict access to and use of the Water Source in a manner consistent with this Consent Decree.

     g. Termination of Use. Use of the Water Source shall terminate at the completion of the Response Actions. Upon termination, the Water Source shall be decommissioned in accordance with the RAWP.

 IX. ACCESS, NOTICE TO SUCCESSORS, INSTITUTIONAL CONTROLS, DEED RESTRICTIONS,
                                AND CHANGE IN USE

          ACCESS

     35. In addition to such access required under Section VIII (In Kind
Contributions Provided by Settling Defendant), commencing on the Effective Date of this Consent Decree, Settling Defendant hereby grants EPA, EPA's Designees, and the State with access to the Property, for the purpose of conducting any activity related to this Consent Decree or implementation of the Response
Actions including, but not limited to, the following activities:

     a. Monitoring the Work;

     b. Verifying any data or information submitted to EPA;

     c. Conducting investigations relating to contamination at or near the Site;

     d. Obtaining samples;

                                       29

     e. Assessing the need for, planning, or implementing additional response actions at or near the Site;

     f. Assessing implementation of quality assurance and quality control practices as defined in the approved Quality Assurance Project Plans;

     g. Implementing and overseeing of the Response Actions;

     h. Inspecting and copying records, operating logs, contracts, or other documents maintained or generated by Settling Defendant or its agents, consistent with Section XIV (Access to Information);

     i. Determining Settling Defendant's compliance with this Consent Decree;

     j. Determining Settling Defendant's compliance with Institutional Controls;
     and

     k. Determining whether the Property is being used in a manner that is prohibited or restricted, or that may need to be prohibited or restricted, by or pursuant to this Consent Decree.

     36. Notwithstanding any provisions of this Consent Decree, the United
States retains all of its access authorities and rights, including enforcement authorities related thereto, under CERCLA, RCRA, and any other applicable statutes or regulations.

     NOTICE TO SUCCESSORS-IN-INTEREST

     37. With respect to any Property located within the Site upon which the
Repository, Open Cells, Response Action Structures, the Borrow Source, or Water
Source are located, Settling Defendant hereby authorizes EPA to record with the
Office of the Juab County Recorder notice in the chain of title for such property which shall inform all successors-in-interest that: (i)

                                       30

such Property is part of the Eureka Mills Superfund Site; (ii) EPA has selected as a remedy for the Site the Response Actions authorized by the Action
Memorandum dated May 29, 2001, the Record of Decision for Early Interim Action
dated September 2002, and the Record of Decision for Lead Contaminated Soils in
Operable Units 00, 01, 02 and 03 ("OUs") of the Eureka Mills Superfund Site
dated September 2002; (iii) Response Action Structures, the Repository, Open
Cells, the Water Source, or the Borrow Source are to be placed on the Property subject to the notice; and (iv) that any Successor-In-Interest shall be bound to comply with the terms, conditions and obligations of this Consent Decree as they pertain to the subject Property. Such notice(s) shall identify the United States
District Court in which this Consent Decree was filed, the name and civil action number of this case, and the date this Consent Decree was entered by the Court.

     a. At least thirty (30) days prior to any Transfer of any interest in such
     Property, the Settling Defendant shall give the successor-in-interest: (i)
     a copy of this Consent Decree; (ii) a copy of any applicable Institutional
     Controls; (iii) a copy of any notice(s) filed in the Property's chain of title pursuant to this Consent Decree; and (iv) a copy of any easement filed in the Property's chain of title pursuant to this Consent Decree.

     38. Notwithstanding any Transfer of Property upon which the Repository,
Open Cells, Response Action Structures, Water Source, or the Borrow Source are
located, the Settling Defendant's obligations under this Consent Decree shall continue to be met by the Settling Defendant, absent the prior written consent of EPA. EPA's consent shall, in part, be conditioned on a demonstration by the
Settling Defendant that the successor-in-interest has agreed to be

                                       31

bound by this Consent Decree, has assumed the Settling Defendant's obligations enumerated in this Consent Decree, and has the requisite ability, including financial resources, to perform the Settling Defendant's obligations enumerated in this Consent Decree.

     INSTITUTIONAL CONTROLS

     39. Commencing on the Effective Date of this Consent Decree, Settling
Defendant shall not use the Property or any other portion of the Site in any manner that would interfere with or adversely affect the implementation, integrity, or protectiveness of the remedial measures implemented pursuant to the Response Actions. Settling Defendant further agrees to comply with all
Institutional Controls at the Site.

     EASEMENTS

     40. EPA may prepare easements, in substantially the form depicted in
Attachment E, that are enforceable under the laws of the State of Utah, which incorporate covenants and restrictions necessary to provide for the construction, inspection, maintenance, repair, operation, or closure of any
Response Action Structure, Repository, Open Cells, Water Source, or Borrow
Source. The easements shall run with the land, and specifically require all successors-in-interest to abide by the terms, conditions and obligations of this
Consent Decree as they pertain to Property on which Response Action Structures, the Repository, the Open Cells, Water Source, or Borrow Source are located.

     41. Within thirty (30) days of Settling Defendant's receipt of any easement prepared by EPA pursuant to Paragraph 40, Settling Defendant shall record the easement with the Office

                                       32

of the Juab County Recorder, Utah and provide EPA with a certified copy of the original recorded easement(s) showing the clerk's recording stamps.

     42. If Settling Defendant is unable to successfully record a legally valid easement as required to implement Paragraph 41 within thirty (30) days of receipt of the easement provided for in Paragraph 40, Settling Defendant shall promptly notify the United States in writing, and shall include in that notification a summary of the steps that Settling Defendant has taken to attempt to comply with Paragraph 41 of this Consent Decree. EPA may, as it deems appropriate, assist Settling Defendant in recording an easement and may, in its sole discretion, require Settling Defendant to reimburse EPA for all costs incurred, direct or indirect, by EPA in recording such easements.

     43. Any modification to or withdrawal of the easements imposed upon the
Response Action Structures, Repository, Open Cells, Water Source, or Borrow
Source Property shall be effective only after an amended easement, approved by
EPA, is filed with the Office of the Juab County Recorder.

     CHANGE IN USE

     44. Except for Settling Defendant's current uses of and activities on those portions of the Property upon which Response Action Structure(s), the
Repository,Open Cells, Water Source, or Borrow Source Property are placed, the
Settling Defendant shall not implement new use(s) or conduct new activities on those properties, unless EPA determines in advance and in writing that a specific use or activity would not adversely affect the integrity of the
Response Action Structure(s), Repository, Open Cells, Water Source, or Borrow
Source Property. The

                                       33

Settling Defendant shall provide written notice to EPA sixty (60) days prior to implementing a new use or conducting substantially different activities on those portions of the Property upon which Response Action Structure(s), Repository,
Open Cells, Water Source, or Borrow Source Property are placed and shall describe whether the new use or activity potentially impacts on the Response
Action Structure(s), Repository, Open Cells, Water Source, or Borrow Source
Property. Settling Defendant shall not commence a new use or activity until EPA provides a written response advising that such proposed use or activity will not interfere with the integrity of the Response Action Structure(s), Repository,
Open Cells, Water Source, or Borrow Source Property. EPA will respond to
Settling Defendant's notice within sixty (60) days of receipt of said written notice of intent to implement a new use or activity.

     45. Notwithstanding any provision of this Consent Decree, the United States retains all of its access authorities and rights under CERCLA, RCRA and any other applicable statute or regulations.

                       X. COVENANT NOT TO SUE BY PLAINTIFF

     46. Except as specifically provided in Section XI (Reservation of Rights by
United States), the United States covenants not to sue or to take administrative action against Settling Defendant pursuant to Sections 106 and 107(a) of CERCLA,
42 U.S.C. Sections. 9606 and 9607(a), from or for all Response Actions taken and all Response Costs incurred or to be incurred by the United States. This covenant not to sue is conditioned upon the satisfactory performance by Settling
Defendant of all its obligations under this Consent Decree including but not limited to, providing in-kind contributions under Section VIII (In Kind
Contributions Provided by Settling

                                       34

Defendant) and payment of any amounts due under Section VI (Compliance With
Consent Decree) and Section VII (Payment of Response Costs). The foregoing covenant not to sue extends to Settling Defendant and Settling Defendant's predecessors-in-interest, affiliates, and subsidiaries but only to the extent that the liability of those entities arises from the same nucleus of facts that gave rise to Settling Defendant's liability under Section 107(a) of CERCLA, 42
U.S.C. Section.9607(a), as an owner and operator of portions of the Site.

                   XI. RESERVATION OF RIGHTS BY UNITED STATES

     47. The United States reserves, and this Consent Decree is without prejudice to, all rights against Settling Defendant with respect to all matters not expressly included within the Covenant Not to Sue by Plaintiff in Paragraph
46.

     48. Settling Defendant certifies that the Financial Information identified in Attachment A is a full and accurate disclosure of all liabilities, contingent or otherwise, of Settling Defendant. Plaintiff's covenant not to sue is also conditioned upon the veracity and completeness of the Financial Information provided to EPA by Settling Defendant. If the Financial Information is
subsequently determined by EPA to be false or, in any material respect, inaccurate, Settling Defendant shall forfeit all consideration given pursuant to this Consent Decree and this covenant not to sue and the contribution protection in Section XIII (Effect of Settlement/Contribution Protection) shall be null and void. Such forfeiture shall not constitute liquidated damages and shall not in any way foreclose the United States' right to pursue any other causes of action arising from Settling Defendant's false or materially inaccurate information.

                                       35

This covenant not to sue extends only to Settling Defendant and does not extend to any other person.

     49. Notwithstanding any other provision of this Consent Decree, the United
States reserves all rights against Settling Defendant with respect to:

     a. Failure of Settling Defendant to meet the requirements of this Consent
     Decree;

     b. Liability for damages for injury to, destruction of, or loss of natural resources, including reasonable costs of assessing such injury, destruction, or loss resulting from the release or threatened release of
     Waste Material(s) at the Site;

     c. Claims for response costs that have been or may be incurred by any natural resources trustees, including but not limited to the United States
     Fish and Wildlife Service and the United States Department of Interior;

     d. Criminal liability;

     e. Liability arising from the past, present, or future disposal, release, or threat of release of Waste Materials outside the Site;

     f. Liability as a result of Settling Defendant's failure to exercise due care with respect to Waste Materials on the Property;

     g. Liability resulting from future exacerbation by the Settling Defendant of the release or threats of Waste Materials at or from the Property;

     h. Liability resulting from the creation of new releases or threats of release of Waste Materials at or from the Property after the Effective Date of this Consent Decree;

                                       36

     i. Liability based upon the Settling Defendant's transportation, treatment, storage, or disposal of Waste Material at or in connection with the Site after signature of this Consent Decree; and

     j. Liability for any violation of federal or state law which occurs after the Effective Date of this Consent Decree.

                 XII. COVENANT NOT TO SUE BY SETTLING DEFENDANT

     50. Subject to the reservations in Paragraph 52, Settling Defendant hereby covenants not to sue and agrees not to assert any claims or causes of action against the United States with respect to the Site or this Consent Decree, including, but not limited to:

     a. Any direct or indirect claim for reimbursement from the Hazardous
     Substance Superfund (established pursuant to the Internal Revenue Code, 26
     U.S.C. Section 9507) through CERCLA Sections 106(b)(2), 107, 111, 112, and
     113, 42 U.S.C. Sections. 9606(b)(2), 9607, 9611, 9612, and 9613, or any
     other provision of law;

     b. Any claims against the United States, including any department, agency or instrumentality of the United States under CERCLA Sections 106(b)(2),
     107, or 113, 42 U.S.C. Sections. 9606(b)(2), 9607 or 9613 related to the
     Site;

     c. Any claims arising out of Response Actions at or in connection with the
     Site, including any claim under the United States Constitution, the State of Utah Constitution, the Tucker Act, 28 U.S.C. Section. 1491, the Equal
     Access to Justice Act, 28 U.S.C. 2412, as amended, or at common law; or

                                       37

     d. Any claims, including but not limited to any claims based on an alleged diminution or inverse condemnation, arising from the United States'
     exercise of its rights under this Consent Decree, including but not limited to, access rights, use of Borrow Material or Water Source, imposition of
     Institutional Controls, or construction of Response Action Structures, the
     Repository, or Open Cells.

     51. These covenants not to sue shall not apply in the event that the United
States brings a cause of action or issues an order pursuant to the reservations set forth in Section XI (Reservation of Rights By United States) but only to the extent that Settling Defendant's claims arise from the same response action, response costs, or damages that the United States is seeking pursuant to the applicable reservation.

     52. The Settling Defendant reserves, and this Consent Decree is without prejudice to, claims against the United States, subject to the provisions of
Chapter 171 of Title 28 of the United States Code, for money damages for injury or loss of property or personal injury or death caused by the negligent or wrongful act or omission of any employee of the United States while acting within the scope of his office or employment under circumstances where the
United States, if a private person, would be liable to the claimant in accordance with the law of the place where the act or omission occurred.
However, any such claim shall not include a claim for any damages caused, in whole or in part, by the act or omission of any person, including any contractor, who is not a federal employee as that term is defined in 28 U.S.C.
Section. 2671; nor shall any such claim include a claim based on EPA's selection of Response Actions, or the oversight or approval of the Settling Defendant's plans or activities. The foregoing applies only to claims

                                       38

which are brought pursuant to any statute other than CERCLA and for which the waiver of sovereign immunity is found in a statute other than CERCLA.

     53. Nothing in this Consent Decree shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42
U.S.C. Section. 9611, or 40 C.F.R. Section. 300.700(d).

               XIII. EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION

     54. Nothing in this Consent Decree shall be construed to create any rights in, or grant any cause of action to, any person not a party to this Consent
Decree. Each of the Parties expressly reserves any and all rights including, but not limited to, any right to contribution, defenses, claims, demands, and causes of action which each party may have with respect to any matter, transaction, or occurrence relating in any way to the Site against any person not a party hereto.

     55. The Parties agree, and by entering this Consent Decree this Court finds, that Settling Defendant is entitled, as of the Effective Date of this
Consent Decree, to protection from contribution actions or claims as provided by
Section 113(f)(2) of CERCLA, 42 U.S.C. Section. 9613(f)(2), for "matters addressed" in this Consent Decree. The "matters addressed" in this Consent
Decree are all Response Costs and all Response Actions taken or to be taken at or in connection with the Site, by the United States. The "matters addressed" in this Consent Decree do not include those matters for which the United States has reserved its rights under Section XI (Reservation of Rights by United States) of this Consent Decree.

                                       39

     56. Settling Defendant agrees that, with respect to any suit or claim for contribution brought by it for matters related to this Consent Decree, it will notify EPA and DOJ in writing no later than sixty (60) days prior to the initiation of such suit or claim. Settling Defendant also agrees that, with respect to any suit or claim for contribution brought against it for matters related to this Consent Decree, it will notify EPA and DOJ in writing within ten
(10) days of service of the complaint or claim upon it. In addition, Settling
Defendant shall notify EPA and DOJ within ten (10) days of service or receipt of any Motion for Summary Judgment, and within ten (10) days of receipt of any order from a court setting a case for trial, for matters related to this Consent
Decree.

     57. In any subsequent administrative or judicial proceeding initiated by the United States for injunctive relief, recovery of response costs, or other relief relating to the Site, Settling Defendant shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim-splitting, or other defenses based upon any contention that the claims raised by the United States in the subsequent proceeding were or should have been brought in the instant case; provided, however, that nothing in this Paragraph affects the enforceability of the Covenant Not to Sue by Plaintiff set forth in Section X.

                           XIV. ACCESS TO INFORMATION

     58. Settling Defendant shall provide to EPA and the State, upon request, copies of all documents, reports, or information (hereinafter referred to as
"documents") within its possession or control or that of its contractors or agents relating to activities at the Site, or to the

                                       40

implementation of this Consent Decree including, but not limited to, sampling, analysis, chain of custody documents, manifests, trucking logs, receipts, reports, correspondence, or other documents or information related to the Site.

     CONFIDENTIAL BUSINESS INFORMATION AND PRIVILEGED DOCUMENTS

     59. Settling Defendant may assert business confidentiality claims covering part or all of the documents or information submitted to EPA under this Consent
Decree to the extent permitted by and in accordance with Section 104(e)(7) of
CERCLA, 42 U.S.C. Section. 9604(e)(7), and 40 C.F.R. Section. 2.203(b).
Documents or information determined to be confidential by EPA shall be afforded the protection specified in 40 C.F.R. Part 2, Subpart B. If no claim of confidentiality accompanies documents or information when they are submitted to
EPA, or if EPA has notified Settling Defendant that the documents or information are not confidential under the standards of Section 104(e)(7) of CERCLA or 40
C.F.R. Part 2, Subpart B, the public may be given access to such documents or information without further notice to Settling Defendant.

     60. Settling Defendant may assert that certain documents or other information are privileged under the attorney-client privilege or any other privilege recognized by federal law. If the Settling Defendant asserts such a privilege in lieu of providing documents, it shall provide EPA with the following: (i.) the title of the document or information; (ii.) the date of the document or information; (iii.) the name and title of the author of the document, or information; (iv.) the name and title of each addressee and recipient; (v.) a description of the contents of the document or information;
and (vi.) the privilege asserted by Settling Defendant. However, no

                                       41

documents or other information created or generated by Settling Defendant to comply with the requirements of this Consent Decree shall be withheld on the grounds that they are privileged.

     61. No claim of confidentiality shall be made with respect to any data, including, but not limited to, all sampling, analytical, monitoring, hydro-geologic, scientific, chemical, or engineering data, or any other documents evidencing conditions at or around the Site.

                           XV. RETENTION OF DOCUMENTS

     62. Until ten (10) years after the Effective Date of this Consent Decree,
Settling Defendant shall preserve and retain all documents now in its possession or control, or which come into its possession or control, that relate in any manner to response actions taken at the Site or the liability of any person under CERCLA with respect to the Site, regardless of any corporate retention policy to the contrary.

     63. After the conclusion of the document retention period in the preceding
Paragraph, Settling Defendant shall notify EPA, the State and DOJ at least ninety (90) days prior to the destruction of any such documents, and, upon request by EPA or DOJ, Settling Defendant shall deliver any such documents to
EPA. Settling Defendant may assert that certain documents are privileged under the attorney-client privilege or any other privilege recognized by federal law.
If Settling Defendant asserts such a privilege, Settling Defendant shall provide
EPA with the following: (i.) the title of the document; (ii.) the date of the document; (iii.) the name and title of the author of the document; (iv.) the name and title of each addressee and recipient; (v.) a description of the subject of the document; and (vi.) the privilege asserted. However, no

                                       42

documents created or generated to comply with the requirements of this Consent
Decree shall be withheld on the grounds that they are privileged.

     64. Settling Defendant hereby certifies that, to the best of its knowledge and belief, after thorough inquiry, it has:

     a. Not altered, mutilated, discarded, destroyed or otherwise disposed of any documents, reports, or other information relating to its potential liability regarding the Site since notification of potential liability by the United States or the filing of suit against it regarding the Site, and that it has fully complied with any and all EPA requests for information regarding the Site and Settling Defendant's financial circumstances pursuant to Section 104(e) of CERCLA, 42 U.S.C. Section. 9604(e); and

     b. Submitted to EPA Financial Information that fairly, accurately, and materially sets forth its financial circumstances, and that those circumstances have not materially changed between the time the Financial
     Information was submitted to EPA and the time Settling Defendant executes this Consent Decree.

                             XVI. DISPUTE RESOLUTION

     65. Unless otherwise expressly provided for in this Consent Decree, the dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes arising under or with respect to this Consent Decree.
However, the procedures set forth in this Section shall not apply to actions by the United States to enforce obligations of the Settling Defendant that have not been disputed in accordance with this Section.

                                       43

     INFORMAL DISPUTE RESOLUTION

     66. Any dispute which arises under or with respect to this Consent Decree shall in the first instance be the subject of informal negotiations between the
Parties. The period for informal negotiations shall not exceed twenty (20) days from the time the dispute arises, unless the period of time is modified by written agreement of the Parties. The dispute shall be considered to have arisen when one Party sends the other Party a written Notice of Dispute.

     FORMAL DISPUTE RESOLUTION

     67. In the event that the Parties cannot resolve a dispute by informal negotiations under the preceding Paragraph, then the position advanced by EPA shall be considered binding unless, within seven (7) days after the conclusion of the informal negotiation period, Settling Defendant invokes the formal dispute resolution procedures of this Section by serving by first class, return receipt mail on the Assistant Regional Administrator of the Office of
Enforcement, Compliance and Environmental Justice, EPA Region 8 ("Assistant
Regional Administrator"), a written Statement of Position on the matter in dispute, including, but not limited to, any factual data, analysis or opinion supporting that position and any supporting documentation relied upon by the
Settling Defendant.

     68. Within fifteen (15) days after receipt of Settling Defendant's
Statement of Position, EPA will serve by first class, return receipt mail on
Settling Defendant its Statement of Position, including, but not limited to, any factual data, analysis, or opinion supporting that position and all supporting documentation relied upon by EPA. Within fifteen (15) days after

                                       44

receipt of EPA's Statement of Position, Settling Defendant may serve by first class, return receipt mail on the Assistant Regional Administrator, a written
Reply.

     69. Formal dispute resolution shall be governed by this Paragraph.
Following receipt of Settling Defendant's written Reply submitted pursuant to
Paragraph 68, the Assistant Regional Administrator will issue a final decision resolving the dispute. The Assistant Regional Administrator's decision shall be binding on the Settling Defendant unless, within ten (10) days of receipt of the decision, the Settling Defendant files with the Court and serve on the United
States pursuant to Rule 4, Federal Rules of Civil Procedure, a motion for judicial review of the decision setting forth the matter in dispute, the efforts made by the Parties to resolve it, the relief requested, and the schedule, if any, within which the dispute must be resolved to ensure orderly implementation of the Consent Decree. The United States may file a response to Settling
Defendant's motion. Judicial review of any dispute governed by this Paragraph shall be governed by applicable principles of law.

     70. The invocation of formal dispute resolution procedures under this
Section shall not extend, postpone or affect in any way any obligation of the
Settling Defendant under this Consent Decree, not directly in dispute, unless
EPA agrees or the Court directs otherwise. Stipulated penalties with respect to the disputed matter shall continue to accrue but payment shall be stayed pending resolution of the dispute. Notwithstanding the stay of payment, stipulated penalties shall accrue from the first day of noncompliance with any applicable provision of this Consent Decree. In the event that the Settling Defendant does not prevail on the disputed issue,

                                       45

stipulated penalties may be assessed and paid as provided in Section VI
(Compliance With Consent Decree) of this Consent Decree.

                               XVII. MODIFICATION

     71. Schedules, statements of work, and Transfers specified in this Consent
Decree may be modified by agreement of EPA and the Settling Defendant. All such modifications shall be made in writing and approved by EPA.

     72. Except as provided in Paragraph 71, no other modifications shall be made to this Consent Decree without written notification to and written approval of the United States, Settling Defendant, and the Court.

     73. Nothing in this Decree shall be deemed to alter the Court's power to enforce, supervise or approve modifications to this Consent Decree.

                         XVIII. NOTICES AND SUBMISSIONS

     74. Whenever, under the terms of this Consent Decree, notice is required to be given or a document is required to be sent by one Party to another, it shall be directed to the individuals at the addresses specified below, unless those individuals or their successors give notice of a change to the other Parties in writing. Written notice as specified herein shall constitute complete satisfaction of any written notice requirement of this Consent Decree with respect to the United States, EPA, DOJ, the State, and Settling Defendant,
respectively.

As to the United States:

As to DOJ:
Chief, Environmental Enforcement Section
Environment and Natural Resources Division

                                       46

U.S. Department of Justice (DJ # 90-11-3-1719/3)
P.O. Box 7611
Washington, D.C.
20044-7611

As to EPA:
Ms. Paula Schmittdiel, 8EPR-SR
Remedial Project Manager
United States Environmental Protection Agency, Region 8
999 18th Street, Suite 300
Denver, Colorado 80202-2466

Mr. Frank P. MacFadden, 8TMS-F
Regional Financial Management Officer
United States Environmental Protection Agency, Region 8
999 18th Street, Suite 300
Denver, Colorado 80202-2466

As to the State:
Mr. David G. Bird
Utah Department of Environmental Quality
Division of Environmental Response and Remediation
168 North 1950 West
P.O. Box 144840
Salt Lake City, Utah 84114-4840

As to Settling Defendant:
Chief Executive Officer
Chief Consolidated Mining Company
c/o Dimeling Schreiber and Park
1629 Locust Street
Philadelphia, PA 19103

                         XIX. RETENTION OF JURISDICTION

     75. Settling Defendant shall not contest the Court's jurisdiction over this matter or this Consent Decree for the purpose of interpreting and enforcing the terms of this Consent Decree.

                                       47

                                XIX. INTEGRATION

     76. This Consent Decree and its Attachments constitute the final, complete and exclusive Consent Decree and understanding between the Parties with respect to the settlement embodied in this Consent Decree. The Parties acknowledge that there are no representations, agreements or understandings relating to the settlement other than those expressly contained in this Consent Decree.

                                XXI. ATTACHMENTS

     77. The following Attachments are incorporated into this Consent Decree:

     Attachment A - List of financial documents provided by Settling
                    Defendant;
     Attachment B - Map and identification of the Property owned by Settling
                    Defendant;
     Attachment C - Map and identification of Property on which the Response
                    Action Structures, Repository, the Open Cells, Borrow
                    Sources, and Water Sources are located;
     Attachment D - Site map; and
     Attachment E - Form of easement.

                XXII. LODGING AND OPPORTUNITY FOR PUBLIC COMMENT

     78. This Consent Decree shall be lodged with the Court for a period of not less than thirty (30) days for public notice and comment. The United States reserves the right to withdraw or withhold its consent if the comments regarding the Consent Decree disclose facts or considerations which indicate that this
Consent Decree is inappropriate, improper, or inadequate. Settling Defendant consents to the entry of this Consent Decree without further notice.

                                       48

     79. If, for any reason, this Court should decline to approve this Consent
Decree in the form presented, this Consent Decree is voidable at the sole discretion of any Party and the terms of the Consent Decree may not be used as evidence in any litigation between the Parties.

                           XXIII. SIGNATORIES/SERVICE

     80. Each undersigned representative of Settling Defendant and the Assistant
Attorney General of the United States certifies that he or she is authorized to enter into the terms and conditions of this Consent Decree and to execute and bind legally such Party to this document.

     81. Settling Defendant hereby agrees not to oppose entry of this Consent
Decree by this Court or to challenge any provision of this Consent Decree, unless the United States has notified Settling Defendant in writing that it no longer supports entry of the Consent Decree.

     82. Settling Defendant shall identify, on the attached signature page, the name and address of an agent who is authorized to accept service of process by mail on its behalf with respect to all matters arising under or relating to this
Consent Decree. Settling Defendant hereby agrees to accept service in that manner and to waive the formal service requirements set forth in Rule 4 of the
Federal Rules of Civil Procedure and any applicable local rules of this Court, including but not limited to, service of a summons. The Parties agree that
Settling Defendant need not file an answer to the complaint in this action unless or until the Court expressly declines to enter this Consent Decree.

                     XXIV. RELEASE OF NOTICE OF FEDERAL LIEN

     83. After Settling Defendant has completed all obligations under this
Consent Decree, EPA shall file a Release of Notice of Federal Lien in the Office of the Juab County Recorder,

                                       49

State of Utah. The Release of Notice of Federal Lien shall release the Notice of
Federal Lien filed on [insert date and file number of lien] and shall not release any other lien or encumbrance which may exist upon the Property.

                               XXV. FINAL JUDGMENT

     84. This Consent Decree and its appendices constitute the final, complete, and exclusive agreement and understanding among the Parties with respect to the settlement embodied in the Consent Decree. The Parties acknowledge that there are no representations, agreements or understandings relating to the settlement other than those expressly contained in this Consent Decree.

     85. Upon approval and entry of this Consent Decree by the Court, this
Consent Decree shall constitute a final judgment between and among the United
States and the Settling Defendant. The Court finds that there is no just reason for delay and therefore enters this judgment as a final judgment under Fed. R.
Civ. P. 54 and 58.

     SO ORDERED THIS 27 DAY OF January, 2004.

                                                 /s/ [Illegible]
                                                 -------------------------------
                                                 United States District Judge

                                       50

THE UNDERSIGNED PARTIES enter into this Consent Decree in the matter of United
States v. Chief Consolidated Mining Co., et al., Civ. No. (D. Utah) relating to the Eureka Mills Superfund Site.

FOR THE UNITED STATES OF AMERICA

   Date: 9.4.04                       /s/ Thomas L. Sansonetti
                                      ------------------------------------------
                                      THOMAS L. SANSONETTI
                                      Attorney General
                                      Environment and Natural Resources Division
                                      U.S. Department of Justice
                                      P.O. Box 7611
                                      Washington, D.C.  20044-7611

                                      /s/ John N. Moscato
                                      ------------------------------------------
                                      JOHN N. MOSCATO
                                      Trial Attorney
                                      Environmental Enforcement Section
                                      Environment and Natural Resources Division
                                      U.S. Department of Justice
                                      999 18th Street, Suite 945 N
                                      Denver, CO 80202

                                       51

THE UNDERSIGNED PARTIES enter into this Consent Decree in the matter of United
States v. Chief Consolidated Mining Co., et al., Civ. No. (D. Utah) relating to the Eureka Mills Superfund Site.

FOR THE U.S. EPA

   Date: 08/18/04                     /s/ Eddie A. Sierra
                                      ------------------------------------------
                                      for CAROL RUSHIN
                                      Assistant Regional Administrator, Region 8
                                      Office of Enforcement, Compliance
                                         and Environmental Justice
                                      U.S. Environmental Protection Agency
                                      999 18th Street, Suite 300
                                      Denver, Colorado 80202 - 2466

                                       52

THE UNDERSIGNED PARTY enters into this Consent Decree in the matter of United
States v. Chief Consolidated Mining Co. et al, Civ. No. (D. Utah), relating to the Eureka Mills Superfund Site.

FOR DEFENDANT CHIEF CONSOLIDATED MINING COMPANY

Date: August 17, 2004                 /s/ Richard R. Schreiber
                                      ------------------------------------------
                                      RICHARD R. SCHREIBER
                                      President & CEO,
                                      Chief Consolidated Mining Company

Agent Authorized to Accept Service on Behalf of Above-signed Party:

                              Name:     Richard R. Schreiber
                              Title:    President, Chief Consolidated Mining
                              Address:  1629 Locust St.
                                        Philadelphia PA 19103
                              Phone:    215.546.8585

                                       53

                                   EXHIBITS/
                                  ATTACHMENTS
                                TO THIS DOCUMENT
                                 HAVE NOT BEEN
                                    SCANNED.

                                 PLEASE SEE THE
                                   CASE FILE.

                                                                             asp

                          United States District Court
                                    for the
                                District of Utah
                                January 28, 2005

                     ** CERTIFICATE OF SERVICE OF CLERK **

Re: 2:04-cv-00891

True and correct copies of the attached were either mailed, faxed or e-mailed by the clerk to the following:

         John Natalie Moscato, Esq.
         US DEPARTMENT OF JUSTICE
         ENVIRONMENTAL DEFENSE
         999 18TH STREET STE 945
         DENVER, CO 80202
         EMAIL

         Thomas L. Sansonetti, Esq.
         ENVIRONMENTAL NATURAL RESOURCES DIVISION
         US DEPARTMENT OF JUSTICE
         PO BOX 7611
         WASHINGTON, DC 20044-7611

         Carol Rushin
         US ENVIRONMENTAL PROTECTION AGENCY
         999 18TH STREET, STE 300
         DENVER, CO 80202-2466

         Richard R. Schreiber
         1629 LOCUST ST
         PHILADELPHIA, PA 19103

         F. Alan Fletcher
         UTAH DEPARTMENT OF ENVIRONMENTAL QUALITY
         168 N 1950 W
         SALT LAKE CITY, UT 84114-4840